As filed with the Securities and Exchange Commission on May 19, 2020.

File No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MANHATTAN ASSOCIATES, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-2373424 (I.R.S. Employer Identification No.)

2300 Windy Ridge Parkway, Tenth Floor Atlanta, GA 30339 (Address, Including Zip Code, of Registrant’s Principal Executive Offices)

MANHATTAN ASSOCIATES, INC. 2020 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Bruce S. Richards

Senior Vice President,

Chief Legal Officer and Secretary

Manhattan Associates, Inc.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

(770) 955-7070

(Name, Address, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to: David M. Eaton Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street, N.E., Suite 2800 Atlanta, Georgia 30309 (404) 815-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 Par Value	4,500,000	$69.14	$311,130,000.00	$40,384.67
(1)

Represents shares of the common stock, par value $0.01 per share (the “Common Stock”), of Manhattan Associates, Inc. (the “Company”) reserved for issuance pursuant to the Company’s 2020 Equity Incentive Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock as may be issuable to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the Company’s capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of $71.87 and $66.40, the high and low prices of the Common Stock on the Nasdaq Global Select Market on May 14, 2020, respectively, which date is within five business days prior to filing this Registration Statement.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by Manhattan Associates, Inc., a Georgia corporation (the “Company”), with the SEC and are incorporated herein by reference (SEC File No. 000-23999) (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2020;

(c)  The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

(d)  The Company’s Current Reports on Form 8-K filed with the SEC on April 3, 2020 (solely with respect to Item 5.02) and May 18, 2020;

(e)  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Company’s fiscal year ended December 31, 2019 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(f)  The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A filed with the SEC on April 6, 1998, as amended by the description of our common stock contained in Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of a current report on

Form 8-K, and any associated exhibits furnished pursuant to Item 9.01 thereof, that are otherwise not filed with the SEC), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exculpation of Director Liability

As permitted by the Georgia Business Corporation Code (the “GBCC”), the Company’s Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability is not eliminated for:

(1) any appropriation, in violation of the director’s duties, of any business opportunity of the Company;
(2) acts or omissions that involve intentional misconduct or a knowing violation of law;
(3) liability under Section 14-2-832 of the GBCC, related to unlawful distributions; and
(4) any transaction from which the director received an improper personal benefit.

Indemnification

The GBCC provides that a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by such individual in connection with the proceeding.

The GBCC also allows a corporation to otherwise indemnify an individual, subject to some limitations, who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and otherwise complied with certain standards of conduct set forth in the GBCC.

The Company’s Bylaws provide that the Company shall indemnify and hold harmless any director of the Company who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, including any action or suit by or in the right of the Company because he or she is or was a director, officer, employee, or agent of the Company, against any judgment, settlement, penalty, fine, or reasonable expenses incurred with respect to such proceeding.  However, no indemnification shall be made with respect to the matters for which directors are not exculpated from liability, as set forth above under “—Exculpation of Director Liability.”

The GBCC permits a corporation to, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under the articles of incorporation, and (2) his or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.  In accordance with the GBCC, the Company’s Bylaws provide that expenses incurred by an indemnified person in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding, subject to compliance with the GBCC’s affirmation and undertaking requirements.

A corporation may indemnify and advance expenses under the GBCC to an officer of a corporation who is a party to a proceeding because he or she is an officer to the same extent as a director, and, if he or she is not a director, to such further extent as may be provided by the articles, bylaws, Board resolutions or contract, except for matters for which directors are not exculpated from liability, as set forth above under “—Exculpation of Director Liability.”  The GBCC also provides that a corporation may indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles, bylaws, Board action or contract.

The Bylaws provide that the Board of Directors may cause the Company to provide to officers, employees, and agents of the Company all or any part of the right to indemnification permitted for such persons by appropriate provisions of the GBCC.  Persons to be indemnified may be identified by position or name, and the right of indemnification may be different for each of the persons identified.

As permitted by the GBCC, the Company has entered into indemnification agreements with its directors and executive officers, providing indemnification to the full extent permitted by the provisions of the GBCC.

Directors’ and Officers’ Insurance

The GBCC permits, and the Company has, purchased insurance insuring its directors and officers for liabilities incurred in connection with proceedings against them in their capacities as directors and officers of the Company, and insuring the Company against amounts expended in indemnifying the directors and officers against such liabilities.

ITEM 7.  Exemption from Registration Claimed

Not applicable.

ITEM 8.  EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
4.1

Articles of Incorporation of the Company dated February 24, 1998 (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 (File No. 00023999), filed on July 29, 2014).

4.2

Amended Bylaws of the Registrant (As Amended Effective October 25, 2018) (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the period ended September 30, 2018 (File No. 000-23999), filed on October 25, 2018).

4.3

Specimen Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-47095), filed on April 2, 1998).

5.1	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the securities to be issued.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kilpatrick Townsend & Stockton LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included in signature pages to this Registration Statement).
99.1	Manhattan Associates, Inc. 2020 Equity Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2020).

ITEM 9. UNDERTAKINGS

(a)The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 11th day of May, 2020.

MANHATTAN ASSOCIATES, INC.

By:/s/ Eddie Capel

Eddie Capel

President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Eddie Capel, John J. Huntz, Jr., and Bruce S. Richards, and each of them severally, each with full power of substitution, their true and lawful attorney in fact and agent to execute in their name, place, and stead, this Registration Statement, all amendments to it, and all documents, agreements, and instruments necessary, convenient, or desirable in connection with it, and to file with any appropriate governmental authority that attorney in fact and agent to have full power and authority to do and perform in each of those officers’ and directors’ names and on their behalf, as the case may be, every act whatsoever necessary, convenient, or advisable to be done in the premises as fully and to all intents and purposes as any of those officers or directors might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Eddie Capel______________________________Date: May 11, 2020

Eddie Capel

Director, President and Chief Executive Officer

(Principal Executive Officer)

/s/ Dennis B. Story___________________________Date: May 12, 2020

Dennis B. Story

Executive Vice President and Chief Financial Officer

(Principal Financial Officer)

/s/ Linda C. Pinne____________________________Date: May 12, 2020

Linda C. Pinne

Senior Vice President, Global Corporate Controller,

and Chief Accounting Officer

(Principal Accounting Officer)

/s/ Edmond I. Eger ___________________________Date: May 12, 2020

Edmond I. Eger, Director

/s/ Linda T. Hollembaek _______________________Date: May 12, 2020

Linda T. Hollembaek, Director

/s/ John J. Huntz, Jr.__________________________Date: May 13, 2020

John J. Huntz, Jr., Chairman of the Board of Directors

/s/ Charles E. Moran __________________________Date: May 13, 2020

Charles E. Moran, Director

/s/ Thomas E. Noonan_________________________Date: May 13, 2020

Thomas E. Noonan, Director

/s/ Deepak Raghavan__________________________Date: May 14, 2020

Deepak Raghavan, Director